UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 31, 2012 (January 25, 2012)

American Realty Capital Trust III, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-170298	27-3515929
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 25, 2012, American Realty Capital Trust III, Inc. (the “Company”) closed its acquisition of the fee simple interest in one building located in the Express Scripts headquarters campus in St. Louis, Missouri. The Company acquired the property though an indirect wholly owned subsidiary of its operating partnership. The seller of the property was 4400 N. Hanley, LLC. The seller does not have a material relationship with the Company and the acquisition was not an affiliated transaction.

The Company funded the acquisition of the property with net proceeds from its ongoing public offering at a contract purchase price of approximately $42.6 million, exclusive of closing costs. On January 31, 2012, the Company entered into a $24.4 million term loan with Wells Fargo Bank, N.A. to provide post-acquisition financing for the Express Scripts property and a previously acquired FedEx Freight distribution facility in Belmont, New Hampshire, as described below in Item 2.03—Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The property contains 227,467 rentable square feet and is 100% leased to Express Scripts, Inc. (Nasdaq: “ESRX”), which has an investment grade credit rating as determined by major credit rating agencies. The original lease term is 10 years and expires in January 2022. The lease contains annual rental escalations of 1%. The lease contains two renewals option of five years each. The lease is net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. The average annualized rental income for the initial lease term is approximately $3.3 million, or $14.71 per rentable square foot.

As of January 31, 2012, the Company owned 44 properties which it acquired for $121.3 million, exclusive of closing costs, with a weighted-average remaining lease term of 13.7 years. The portfolio includes properties leased to eight tenants in seven industries. Seventy percent of the tenants have an investment grade credit rating as determined by major credit rating agencies.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 31, 2012, the Company, through its indirect wholly owned subsidiaries, entered into a $24.4 million term loan with Wells Fargo Bank, N.A. to provide post-acquisition financing for the Express Scripts property and a previously acquired FedEx Freight distribution facility in Belmont, New Hampshire. The loan is evidenced by a promissory note secured by a mortgage on the properties and has a five-year term. The loan bears interest at a per annum rate of 3.75% that is fixed through the use of interest rate hedging instruments. The loan requires monthly interest-only payments with the principal balance due on the maturity date in February 2017.

After the last day of the interest accrual period following the 36th month of the term of the loan, the loan may be prepaid from time to time and at any time, in whole or in part, subject to a premium equal to 0.25% of the outstanding principal balance of the loan or, in connection with a partial prepayment of the loan, the principal amount of the loan being prepaid. The loan is guaranteed by the Company’s operating partnership, American Realty Capital Operating Partnership III, L.P.

Including this loan, as of January 31, 2012, the Company’s leverage ratio, defined as secured mortgage financings as a percentage of total real estate investments, was 37%. The weighted average interest rate on mortgage debt was 4.62%.

The description of the loan in this Current Report on Form 8-K is a summary and is qualified in its entirety by the terms of the loan agreement.

Item 9.01.    Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired (Lessees)

Set forth in this Item 9.01(a) are summary financial statements of the lessor of the Express Scripts property described under Item 2.01 of this Current Report on Form 8-K. Express Scripts, Inc. currently files its financial statements in reports filed with the U.S. Securities and Exchange Commission, and the following summary financial data regarding Express Scripts, Inc. are taken from such filings:

	Three Months	Year Ended
(Amounts in Millions)	Ended September 30, 2011 (Unaudited)	December 31, 2010 (Audited)	December 31, 2009 (Audited)	December 31, 2008 (Audited)
Statements of Operations Data
Revenues	$11,571.0	$44,973.2	$24,722.3	$21,941.2
Operating income	605.1	2,070.9	1,497.5	747
Net income	324.7	1,452	1,184	1,274.3

		Year Ended
	September 30, 2011 (Unaudited)	December 31, 2010 (Audited)	December 31, 2009 (Audited)	December 31, 2008 (Audited)
Consolidated Condensed Balance Sheets
Total assets	$10,871.7	$10,557.8	$11,931.2	$5,509.2
Long-term debt	2,989.3	2,493.7	2,492.5	1,340.3
Total stockholders’ equity	2,164.7	3,606.6	3,551.8	1,078.2]

(d)           Exhibits

Exhibit No.	Description
99.1	Press Release dated January 31, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL TRUST III, INC.

Date: January 31, 2012	By:	/s/ Nicholas S. Schorsch
Nicholas S. Schorsch
Chief Executive Officer and Chairman of the Board of Directors